As filed with the Securities and Exchange Commission on January 11, 2001
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              AOL TIME WARNER INC.
               (Exact name of registrant as specified in charter)

            Delaware                                         13-4099534
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification Number)

                 75 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10019
                    (Address of principal executive offices)

                 AOL TIME WARNER INC. DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                                 GERALD M. LEVIN
                             Chief Executive Officer
                              AOL Time Warner Inc.
                              75 Rockefeller Plaza
                            New York, New York 10019
                                 (212) 484-8000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

---------------------------- ------------------- ----------------------- ---------------------- ----------------------
  Title of securities to        Amount to be        Proposed maximum       Proposed maximum           Amount of
     be registered (1)           registered        offering price per     aggregate offering      registration fee
                                                     obligation (2)            price (2)
---------------------------- ------------------- ----------------------- ---------------------- ----------------------

Deferred Compensation            100,000,000              100%               $100,000,000              $25,000
Obligations
---------------------------- ------------------- ----------------------- ---------------------- ----------------------

(1) The Deferred Compensation Obligations are unsecured obligations of AOL Time Warner Inc. to pay deferred compensation in the future in accordance with the terms of the AOL Time Warner Inc. Deferred Compensation Plan.
(2)  Estimated solely for the purpose of determining the registration fee.

                                EXPLANATORY NOTE

     AOL Time Warner Inc. (the "Registrant") hereby files this Registration Statement on Form S-8 relating to the Deferred Compensation Obligations of the Registrant pursuant to the AOL Time Warner Inc. Deferred Compensation Plan (the "Plan").

     Upon consummation of the mergers (the "Merger") provided for in the Second Amended and Restated Agreement and Plan of Merger, dated as of January 10, 2000, among the Registrant, America Online, Inc. ("America Online"), Time Warner Inc. ("Time Warner"), America Online Merger Sub Inc., a wholly owned subsidiary of the Registrant ("AOL Merger Sub") and Time Warner Merger Sub Inc., a wholly owned subsidiary of the Registrant ("TW Merger Sub"), AOL Merger Sub will be merged into America Online and TW Merger Sub will be merged into Time Warner. As a result, America Online and Time Warner will each become a wholly owned subsidiary of the Registrant and the Registrant will assume the obligations of Time Warner under the Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The documents(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

                             INFORMATION REQUIRED IN

                           THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission by the Registrant, America Online, Inc. (File No. 1-12143) and Time Warner Inc. (File No. 1-12259) pursuant to the Securities Exchange Act of 1934 or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

         (a) America Online, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (filing date September 22, 2000), as amended by Amendment No. 1 thereto on Form 10-K/A dated October 27, 2000 (filing date October 30, 2000).

         (b) America Online, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (filing date November 9, 2000).

         (c) Time Warner Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (filing date March 30, 2000) as amended by Amendment No. 1 thereto on Form 10-K/A dated June 26, 2000 (filing date June 27, 2000).

         (d) Time Warner Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 (filing date May 15, 2000).

         (e) Time Warner Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (filing date August 14, 2000).

         (f) Time Warner Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (filing date November 13, 2000).

         (g) Time Warner Inc.'s Current Report on Form 8-K dated January 10, 2000 (filing date January 14, 2000).

         (h) Time Warner Inc.'s Current Report on Form 8-K dated January 23, 2000 (filing date January 28, 2000).

         (i) Time Warner Inc.'s Current Report on Form 8-K dated February 2, 2000 (filing date February 10, 2000).

         (j) Time Warner Inc.'s Current Report on Form 8-K dated January 10, 2000 (filing date February 11, 2000).

         (k) Time Warner Inc.'s Current Report on Form 8-K dated March 13, 2000 (filing date March 13, 2000).

         (l) Time Warner Inc.'s Current Report on Form 8-K dated March 31, 2000 (filing date March 31, 2000).

         (m) Time Warner Inc.'s Current Report on Form 8-K dated April 12, 2000 (filing date April 19, 2000).

         (n) Time Warner Inc.'s Current Report on Form 8-K dated April 19, 2000 (filing date April 25, 2000).

         (o) Time Warner Inc.'s Current Report on Form 8-K dated May 22, 2000 (filing date May 22, 2000).

         (p) Time Warner Inc.'s Current Report on Form 8-K dated October 5, 2000 (filing date October 5, 2000).

         All documents subsequently filed by the Registrant or pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Under the Plan, the Registrant will provide eligible employees the opportunity to defer a specified percentage or amount of their cash compensation. The obligations of the Registrant under the Plan (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank on a parity with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. However, because the Registrant is a holding company, the right of the Registrant, and hence the right of creditors of the Registrant (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor of the subsidiary may be recognized. Accordingly, participants in the Plan may be deemed to be effectively subordinated to such claims In addition, dividends, loans and advances from certain subsidiaries to the Registrant are restricted by certain agreements.

         The amount of compensation to be deferred by each participating employee (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on the date selected by each Participant in accordance with the terms of the Plan or, if earlier, death, disability or other termination of employment pursuant to the terms of the Plan. The Obligations will be indexed to one or more investment crediting rate options (the "Crediting Rate Options") individually chosen by each Participant from a list of investment fund options. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Crediting Rate Options, including any appreciation or depreciation. The Obligations will be denominated and be payable in United States dollars.

         A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

         The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

         The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5.   Interests of Named Experts and Counsel.

         Not applicable.

Item 6.   Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

         Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

         Article VII of the Registrant's By-laws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise.

         The  foregoing  statements  are subject to the detailed  provisions  of
Section 145 of the Delaware Corporation Law and Article VII of the By-laws of the Registrant.

         The Registrant's Directors' and Officers' Liability and Reimbursement Insurance Policy is designed to reimburse the Registrant for any payments made by it pursuant to the foregoing indemnification.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.       Undertakings

       (a) The Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
                     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX

Exhibit           Description of Exhibit
Number

4.1 Time Warner Inc. Deferred Compensation Plan (to be renamed AOL Time Warner Inc. Deferred Compensation Plan) (the "Deferred Compensation Plan") (which is incorporated herein by reference to Exhibit 4 to the Registration Statement on Form S-8 filed by Time Warner Inc. on December 18, 1998 (Registration No. 333-69161)).

4.2 Amendments No. 1 through 6 to the Deferred Compensation Plan, effective on June 18, 1999, September 13, 1999, October 25, 1999 (except where otherwise indicated), October 25, 1999 (except where otherwise indicated), November 15, 1999 (except where otherwise indicated) and March 15, 2000 (except where otherwise indicated), respectively (which are incorporated herein by reference to Exhibits 10.14 through 10.19, respectively, to Time Warner Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12259)).

4.3 Amendments No. 7 and 8 to the Deferred Compensation Plan, approved on May 25, 2000 and June 28, 2000, respectively (which are incorporated herein by reference to Exhibits 10.2 and 10.3, respectively, to Time Warner Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 1-12259)).

4.4 Amendments No. 9 and 10 to the Deferred Compensation Plan, approved on August 4, 2000 and November 1, 2000, respectively (which are incorporated herein by reference to Exhibits 10.1 and 10.2, respectively, to Time Warner Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-12259)).

5                 Opinion  of Paul T.  Cappuccio,  Vice  President  of AOL  Time
                  Warner Inc.

23.1              Consents of Ernst & Young LLP.

23.2 Consent of Paul T. Cappuccio, Vice President of AOL Time Warner Inc. (included in Opinion filed as Exhibit 5).

24                Powers of Attorney.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 11, 2001.

                                                  AOL TIME WARNER INC.

                                              By: /s/ J. Michael Kelly
                                              Name: J. Michael Kelly
                                              Title: Executive Vice President
                                                     and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                          Title                                       Date

                      *                              Chief Executive Officer                January 11, 2001
                Gerald M. Levin                      (principal executive officer)

                      *                              Chief Financial Officer,               January 11, 2001
                J. Michael Kelly                     Executive Vice President
                                                     (principal financial and
                                                     accounting officer) and Director

                      *
             Christopher P. Bogart                   Vice President and Director            January 11, 2001

                      *
              Richard J. Bressler                    Director                               January 11, 2001

                      *
               Paul T. Cappuccio                     Vice President and Director            January 11, 2001

* By: /s/ J. Michael Kelly
   Name: J. Michael Kelly
   Attorney-In-Fact